                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                          DATE OF REPORT: MAY 1, 1998
                       (Date of earliest event reported)

                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in the charter)

          DELAWARE                   0-14836             94-2835068
      (State or other
  jurisdiction..............  (Commission File No.)     (IRS Employer
     of incorporation)                               Identification No.)

                         500 DEARBORN STREET, SUITE 405
                            CHICAGO, ILLINOIS 60610
                    (Address of Principal Executive Offices)

                                 (312) 645-0700
              (Registrant's telephone number including area code)

                                      N/A
         (Former name or former address, if changed since last report)

     This Current Report on Form 8-K is being filed for the purpose of providing certain pro forma information with respect to the acquisition of Aerospace Metals, Inc., and its consolidated subsidiaries ("Aerospace").

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements of Businesses Acquired

     The following financial statements of Aerospace Metals, Inc. are attached hereto:

     1. Report of Independent Accountants.

     2. Consolidated Balance Sheets as of June 1, 1996 and May 31, 1997 (audited) and as of December 26, 1997 (unaudited).

     3. Consolidated Statements of Income and Retained Earnings for the years ended June 3, 1995, June 1, 1996 and May 31, 1997 (audited) and for the seven months ended December 28, 1996 and December 26, 1997 (unaudited).

     4. Consolidated Statements of Cash Flows for the years ended June 3, 1995, June 1, 1996 and May 31, 1997 (audited) and for the seven months ended December 28, 1996 and December 26, 1997 (unaudited).

     5. Notes to Consolidated Financial Statements.

     (b) Pro Forma Financial Information

     The following updated, unaudited pro forma combined condensed financial statements are attached hereto:

     1. Introduction to Pro Forma Financial Information.

     2. Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31, 1997.

     3. Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

     4. Unaudited Pro Forma Combined Condensed Statement of Operations for the nine months ended December 31, 1997.

     5. Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended March 31, 1997.

     6. Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

ITEM 7(A) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                PAGE
                                                                ----
Report of Independent Accountants...........................     4
Consolidated Financial Statements:
Consolidated Balance Sheets as of June 1, 1996, May 31, 1997
  and (unaudited) December 26, 1997.........................     5
Consolidated Statements of Income and Retained Earnings for
  the years ended June 3, 1995, June 1, 1996, May 31, 1997
  and (unaudited) seven months ended December 28, 1996 and
  December 26, 1997.........................................     6
Consolidated Statements of Cash Flows for the years ended
  June 3, 1995, June 1, 1996, May 31, 1997 and (unaudited)
  seven months ended December 28, 1996 and December 26,
  1997......................................................     7
Notes to Consolidated Financial Statements..................     8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of AEROSPACE METALS, INC.:

     We have audited the accompanying consolidated balance sheets of Aerospace Metals, Inc. and Subsidiaries (the "Company") as of June 1, 1996 and May 31, 1997, and the related consolidated statements of income and retained earnings and cash flows for each of the three years ended June 3, 1995, June 1, 1996 and May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aerospace Metals, Inc. and Subsidiaries as of June 1, 1996 and May 31, 1997, and the consolidated results of their operations and cash flows for the three years ended June 3, 1995, June 1, 1996 and May 31, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
August 12, 1997, except as to the
  information presented in Note 7,
  for which the date is March 9, 1998

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       JUNE 1, 1996 AND MAY 31, 1997 AND
                         (UNAUDITED) DECEMBER 26, 1997

                                                              JUNE 1,    MAY 31,    DECEMBER 26,
                                                                1996       1997         1997
                                                              -------    -------    ------------
                                                                                    (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $  3,936   $  2,095     $  5,762
  Accounts receivable, less allowance for doubtful accounts
    of $159 in 1996 and $138 in 1997 and $152 in December
    1997....................................................    10,581     10,257        5,620
  Inventories...............................................     5,127      7,323        8,332
  Prepaid expenses and other current assets.................     1,075        986          751
  Deferred income taxes, net................................       253        210          210
                                                              --------   --------     --------
         TOTAL CURRENT ASSETS...............................    20,972     20,871       20,675
                                                              --------   --------     --------
PROPERTY, PLANT AND EQUIPMENT, AT COST......................    16,312     17,040       17,739
  Less -- accumulated depreciation..........................   (12,686)   (13,257)     (13,595)
                                                              --------   --------     --------
                                                                 3,626      3,783        4,144
                                                              --------   --------     --------
Other assets
  Investments...............................................         6          8            8
  Cash surrender value of life insurance (net of policy
    loans of $93 in 1996 and 1997 and December 1997)........       111        134          139
  Intangible asset -- pension plans.........................       258        224          224
                                                              --------   --------     --------
                                                                   375        366          371
                                                              --------   --------     --------
         TOTAL ASSETS.......................................  $ 24,973   $ 25,020     $ 25,190
                                                              ========   ========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.........................  $    208   $    247     $    444
  Accounts payable..........................................     4,267      4,101        4,887
  Accrued expenses..........................................       826        503          432
  Accrued and withheld taxes................................       196        402          184
  Accrued pension liability.................................       326        137           --
  Income taxes payable (refundable).........................       773        276         (282)
  Dividends payable.........................................       107         --           --
                                                              --------   --------     --------
       TOTAL CURRENT LIABILITIES............................     6,703      5,666        5,665
                                                              --------   --------     --------
PENSION LIABILITY...........................................        60        137          220
LONG-TERM DEBT, LESS CURRENT PORTION........................       712      1,928        1,806
DEFERRED INCOME TAXES, NET..................................       535        513          513
                                                              --------   --------     --------
       TOTAL LIABILITIES....................................     8,010      8,244        8,204
                                                              --------   --------     --------
COMMITMENTS AND CONTINGENCIES (NOTE 7)
STOCKHOLDER'S EQUITY
  6% preferred stock (1% cumulative) -- $100 par value;
    authorized 19,365 shares; issued and outstanding -0- in
    1997 and 17,800 shares in 1996..........................     1,780         --           --
  Common stock -- $25 par value; authorized 32,000 shares;
    issued and outstanding 14,288 shares....................       357        357          357
  Retained earnings.........................................    14,982     16,298       16,459
  Paid-in capital...........................................        --        298          298
  Pension liability adjustment..............................      (156)      (177)        (128)
                                                              --------   --------     --------
       TOTAL STOCKHOLDER'S EQUITY...........................    16,963     16,776       16,986
                                                              --------   --------     --------
       TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY...........  $ 24,973   $ 25,020     $ 25,190
                                                              ========   ========     ========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
      FOR THE YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997 AND
     (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

                                                                    SEVEN MONTHS   SEVEN MONTHS
                                                                       ENDED          ENDED
                                                                    DECEMBER 28,   DECEMBER 26,
                                       1995      1996      1997         1996           1997
                                       ----      ----      ----     ------------   ------------
                                                                    (UNAUDITED)    (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
Net sales...........................  $42,264   $54,177   $50,400     $24,894        $28,804
Cost of goods sold..................   35,209    44,964    44,756      23,115         26,799
                                      -------   -------   -------     -------        -------
  GROSS PROFIT......................    7,055     9,213     5,644       1,779          2,005
General and administrative
  expenses..........................    3,497     3,647     3,452       1,625          1,795
                                      -------   -------   -------     -------        -------
  INCOME FROM OPERATIONS............    3,558     5,566     2,192         154            210
Other income, net...................      290       174       204         142            168
Interest expense....................     (110)      (81)     (148)        (52)          (103)
                                      -------   -------   -------     -------        -------
  INCOME BEFORE PROVISION FOR INCOME
     TAXES..........................    3,738     5,659     2,248         244            275
Provision for income taxes..........    1,349     2,370       932         101            114
                                      -------   -------   -------     -------        -------
  NET INCOME........................    2,389     3,289     1,316         143            161
Retained earnings, beginning of
  period............................    9,518    11,800    14,982      14,982         16,298
Preferred stock dividends ($6 per
  share)............................     (107)     (107)       --          --             --
                                      -------   -------   -------     -------        -------
Retained earnings, end of period....  $11,800   $14,982   $16,298     $15,125        $16,459
                                      =======   =======   =======     =======        =======

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997 AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

                                                                                      SEVEN MONTHS   SEVEN MONTHS
                                                                                         ENDED          ENDED
                                                                                      DECEMBER 28,   DECEMBER 26,
                                                          1995      1996     1997         1996           1997
                                                          ----      ----     ----     ------------   ------------
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $ 2,389   $3,289   $ 1,316     $   143        $   161
                                                         -------   ------   -------     -------        -------
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation.......................................      663      537       571         328            339
    Loss on disposition of property, plant and
      equipment........................................        6       42        --          --             --
    Deferred income taxes..............................      314      125        21          --             --
    Change in assets and liabilities:
      Decrease (increase) in accounts receivable,
        net............................................   (4,968)    (554)      324       3,029          4,637
      (Increase) decrease in inventories...............      575      399    (2,196)     (2,679)        (1,009)
      Decrease (increase) in prepaid expenses and other
        current assets.................................      (30)    (414)       89         270            235
      (Increase) in cash value of life insurance.......      (33)      (9)      (23)         (6)            (5)
      (Decrease) increase in accounts payable and
        accrued expenses...............................      663      362      (283)       (280)           497
      (Decrease) increase in accrued pension costs.....       16     (778)      (99)        188             (6)
      (Decrease) increase in income taxes payable......      578       55      (497)     (1,305)          (558)
                                                         -------   ------   -------     -------        -------
        Total adjustments..............................   (2,216)    (235)   (2,093)       (455)         4,130
                                                         -------   ------   -------     -------        -------
        NET CASH PROVIDED BY (USED IN) OPERATING
          ACTIVITIES...................................      173    3,054      (777)       (312)         4,291
                                                         -------   ------   -------     -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.................................     (346)    (509)     (728)       (486)          (699)
  Proceeds from disposition of property, plant and
    equipment..........................................       --       22        --          --             --
  (Increase) in investments............................       --       --        (2)         --             --
                                                         -------   ------   -------     -------        -------
        NET CASH PROVIDED BY (USED IN) INVESTING
          ACTIVITIES...................................     (346)    (487)     (730)       (486)          (699)
                                                         -------   ------   -------     -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan from officer....................................       --       --       300         300            293
  Repayment of loan from officer.......................      (46)      --      (261)        (26)           (96)
  Repayment of long-term debt..........................     (139)    (191)     (208)       (122)          (122)
  Purchase of preferred stock..........................       --       --       (58)        (58)            --
  Preferred stock dividends............................      (18)    (107)     (107)       (107)            --
                                                         -------   ------   -------     -------        -------
        NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES...................................     (203)    (298)     (334)        (13)            75
                                                         -------   ------   -------     -------        -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     (376)   2,269    (1,841)       (811)         3,667
Cash and cash equivalents at beginning of period.......    2,043    1,667     3,936       3,936          2,095
                                                         -------   ------   -------     -------        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............  $ 1,667   $3,936   $ 2,095     $ 3,125        $ 5,762
                                                         =======   ======   =======     =======        =======
Supplemental disclosure of cash flow information:
  Cash paid for:
    Interest...........................................  $   119   $   76   $   135     $    41        $    32
    Income taxes.......................................      457    2,189     1,408       1,406            672
Non-cash investing and financing activities:
  For the years ended June 1, 1996 and May 31, 1997, the Company recorded minimum pension liability adjustments of $414 and $401, respectively (see Note 3).
  During fiscal year 1997, the Company redeemed its outstanding 6% preferred stock of $1,780 for $1,482, resulting in a paid-in capital contribution of $298 (see Note 4). The transaction was funded with a cash payment of $58 and a note in the amount of $1,424.

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Aerospace Metals, Inc. (the "Company") is an international company with special capabilities in recycling aerospace and high technology metals and alloys. Through its Suisman and Blumenthal Division, the Company is a technical and marketing leader in the recycling of aerospace and high technology metals, especially nickel and cobalt alloys. Suisman Titanium (a wholly-owned subsidiary) is the world leader in recycling of titanium for the aerospace industry. The Company is the sole manufacturer of ST-20001, a titanium scrap turning product.

  Fiscal Year

     The Company prepares its financial statements on the basis of a 52-53 week fiscal year with the year ending on the Saturday nearest May 31.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Aerospace Metals, Inc. (the "Company") and those of its division, Suisman & Blumenthal, and its wholly-owned subsidiaries, Danny Corp. (formerly Aerodyne Alloys, Inc.), and Suisman Titanium Corp. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Cash Equivalents

     Short-term investments with original maturities when purchased of three months or less are considered to be cash equivalents.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for the Suisman & Blumenthal Division's inventories and the first-in, first-out (FIFO) method for the inventories of the Company's wholly-owned subsidiaries.

     Inventories consist of the following:

                                              JUNE 1,          MAY 31,       DECEMBER 26,
                                               1996             1997             1997
                                           -------------    -------------    ------------
                                                                             (UNAUDITED)
                                                          ($ IN THOUSANDS)
Processed..............................       $ 6,569          $ 8,336         $ 9,760
Partially processed and unprocessed....         2,122            2,213           1,798
                                              -------          -------         -------
Gross inventories at FIFO..............         8,691           10,549          11,558
Less: LIFO reserve.....................        (3,564)          (3,226)         (3,226)
                                              -------          -------         -------
Net inventories........................       $ 5,127          $ 7,323         $ 8,332
                                              =======          =======         =======

     Periodically, the Company enters into foreign currency exchange contracts in order to hedge any currency risks associated with certain purchases of foreign source aerospace scrap. Any gains or losses on such contracts are recognized in the period in which the contract is settled.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost, less accumulated depreciation. Depreciation of the related assets is charged against income over their estimated useful lives by using the straight-line and declining-balance methods. Estimated useful lives range from 3 to 40 years.

     Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, deferred tax assets are subject to a valuation allowance to reduce them to net realizable value.

  Pension Plans

     The Company has two noncontributory defined benefit pension plans covering substantially all of its employees. Pension expense is actuarially determined in accordance with Statement of Financial Accounting Standards No. 87 (see Note 3). Additionally, the Company offers a 401(k) savings plan for eligible salaried employees.

  Investments

     Investments are carried at the lower of cost or market.

  Concentrations of Credit Risk

     The Company invests its excess cash in deposits and short-term investments, which have maturities of less than ninety days and, therefore, bear minimal risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company's sales are concentrated in the aerospace industry, principally to domestic customers.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment is as follows:

                                         JUNE 1,     MAY 31,     DECEMBER 26,
                                           1996        1997          1997
                                         --------    --------    ------------
                                                                 (UNAUDITED)
                                                   ($ IN THOUSANDS)
Land...................................  $    269    $    269      $    269
Plant and improvements.................     4,626       4,654         4,654
Roads and surfacing....................       466         526           526
Machinery and equipment................     8,255       8,715         9,000
Trucks, cranes and containers..........     2,266       2,290         2,329
Furniture, fixtures and office
  equipment............................       418         433           439
Construction in process................        12         153           522
                                         --------    --------      --------
                                           16,312      17,040        17,739
Less -- accumulated depreciation.......   (12,686)    (13,257)      (13,595)
                                         --------    --------      --------
                                         $  3,626    $  3,783      $  4,144
                                         ========    ========      ========

NOTE 3 -- EMPLOYEE BENEFIT PLANS

     The Company has two defined benefit pension plans (salaried and hourly) covering substantially all of its employees. The benefits for the salaried plan are based on years of service and the employee's compensation during the later years of employment. Benefits for the hourly plan are based on arrangements set forth in collective bargaining agreements. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company's policy is to fund an amount within the deductible range as allowed by Internal Revenue Service regulations.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

     The following table sets forth a reconciliation of each of the plan's funded status to the amounts recognized in the Company's consolidated balance sheets as of June 1, 1996, May 31, 1997 and December 26, 1997, respectively:

                                                         JUNE 1, 1996
                                                ------------------------------
                                                SALARIED    HOURLY      TOTAL
                                                --------    -------    -------
                                                       ($ IN THOUSANDS)
Actuarial present value of benefit
  obligations:
  Vested benefits............................   $ 2,874     $ 1,561    $ 4,435
  Nonvested benefits.........................        24          44         68
                                                -------     -------    -------
Accumulated benefit obligations..............     2,898       1,605      4,503
Projected effect of future compensation
  increases..................................       328          15        343
                                                -------     -------    -------
Projected benefit obligations for service
  rendered to date...........................     3,226       1,620      4,846
Less - plan assets at fair value, primarily
  insurance company separate accounts,
  immediate participation guarantee contracts
  and mutual funds...........................    (2,915)     (1,549)    (4,464)
                                                -------     -------    -------
Projected benefit obligations in excess of
  plan assets................................       311          71        382
Unrecognized prior service cost..............       (39)       (143)      (182)
Unrecognized net gain (loss) from past
  experience different from that assumed and
  effects of changes in assumptions..........       292        (171)       121
Unrecognized net obligation at June 1, 1987
  being recognized over 15 years.............      (234)       (115)      (349)
Additional minimum liability.................        --         414        414
                                                -------     -------    -------
Accrued pension liability included in the
  Company's consolidated balance sheets......   $   330     $    56    $   386
                                                =======     =======    =======

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

                                                                     MAY 31, 1997
                                                         ------------------------------------
                                                         SALARIED       HOURLY        TOTAL
                                                         --------      --------      --------
                                                                   ($ IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits......................................  $ 2,756       $ 1,631       $ 4,387
  Nonvested benefits...................................       36            50            86
                                                         -------       -------       -------
Accumulated benefit obligations........................    2,792         1,681         4,473
Projected effect of future compensation increases......      625            --           625
                                                         -------       -------       -------
Projected benefit obligations for service rendered to
  date.................................................    3,417         1,681         5,098
Less -- plan assets at fair value, primarily insurance
  company separate accounts, immediate participation
  guarantee contracts and mutual funds.................   (3,105)       (1,663)       (4,768)
                                                         -------       -------       -------
Projected benefit obligations in excess of plan
  assets...............................................      312            18           330
Unrecognized prior service cost........................      (37)         (127)         (164)
Unrecognized net gain (loss) from past experience
  different from that assumed and effects of changes in
  assumptions..........................................      187          (177)           10
Unrecognized net obligation at June 1, 1987 being
  recognized over 15 years.............................     (206)          (97)         (303)
Additional minimum liability...........................       --           401           401
                                                         -------       -------       -------
Accrued pension liability included in the Company's
  consolidated balance sheets..........................  $   256       $    18       $   274
                                                         =======       =======       =======

                                                                 DECEMBER 26, 1997
                                                         ----------------------------------
                                                         SALARIED      HOURLY        TOTAL
                                                         --------      -------      -------
                                                                    (UNAUDITED)
                                                                  ($ IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits......................................  $ 2,914       $ 1,688      $ 4,602
  Nonvested benefits...................................       36            53           89
                                                         -------       -------      -------
Accumulated benefit obligations........................    2,950         1,741        4,691
Projected effect of future compensation increases......      625            --          625
                                                         -------       -------      -------
Projected benefit obligations for service rendered to
  date.................................................    3,575         1,741        5,316
Less -- plan assets at fair value, primarily insurance
  company separate accounts, immediate participation
  guarantee contracts and mutual funds.................   (3,337)       (1,781)      (5,118)
                                                         -------       -------      -------
Projected benefit obligations in excess of (less than)
  plan assets..........................................      238           (40)         198
Unrecognized prior service cost........................      (36)         (118)        (154)
Unrecognized net gain (loss) from past experience
  different from that assumed and effects of changes in
  assumptions..........................................      248          (150)          98
Unrecognized net obligation at June 1, 1987 being
  recognized over 15 years.............................     (190)          (87)        (277)
Additional minimum liability...........................       --           355          355
                                                         -------       -------      -------
Accrued pension liability included in the Company's
  consolidated balance sheets..........................  $   260       $   (40)     $   220
                                                         =======       =======      =======

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

     Net pension cost included the following components:

                         JUNE 3,   JUNE 1,   MAY 31,   DECEMBER 28,   DECEMBER 26,
                          1995      1996      1997         1996           1997
                         -------   -------   -------   ------------   ------------
                                                               (UNAUDITED)
                                             ($ IN THOUSANDS)
Service cost --
  benefits earned
  during the period...    $ 159     $ 123     $ 158       $  92          $  97
Interest cost on
  projected benefit
  obligation..........      369       374       406         237            240
Actual return on plan
  assets..............     (184)     (428)     (484)       (234)          (246)
Net amortization and
  deferral............      (32)      178       147          38             38
                          -----     -----     -----       -----          -----
                          $ 312     $ 247     $ 227       $ 133          $ 129
                          =====     =====     =====       =====          =====

     The weighted-average discount rate, rate of increase in future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation for fiscal years 1995, 1996 and 1997 were 8.25%, 4.5% and 9.0%, respectively.

     In accordance with provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), the Company has accrued an additional minimum liability of $414,000 and $401,000 as of June 1, 1996 and May 31, 1997, respectively. Under the provisions of SFAS 87, a corresponding amount is recognized as either an intangible asset, a reduction of equity or a combination of both. Accordingly, the Company recorded intangible assets of $258,000 and $224,000 as of June 1, 1996 and May 31, 1997,
respectively. In addition, the Company recorded equity reductions of $156,000 and $177,000 as of June 1, 1996 and May 31, 1997, respectively.

     The Company offers a savings plan under Section 401(k) of the Internal Revenue Code. The savings plan allows eligible salaried employees to defer up to 10% of their income on a pretax basis through contributions to the plan. For every dollar an employee contributes (up to 6% of an individual's income on a pretax basis), the Company will match 50%. For the years ended June 3, 1995, June 1, 1996 and May 31, 1997, the expense for matching contributions was $48,000, $55,000 and $64,000, respectively.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

NOTE 4 -- LONG-TERM DEBT

     Long-term debt comprised the following at:

                                              JUNE 1,    MAY 31,    DECEMBER 26,
                                               1996       1997          1997
                                              -------    -------    ------------
                                                                    (UNAUDITED)
                                                       ($ IN THOUSANDS)
Officer promissory note, due on demand
  (a).....................................     $  --     $   39        $  236
Term loan (b).............................       920        712           590
7 1/2% promissory note, due 2006 (c)......        --      1,424         1,424
                                               -----     ------        ------
                                                 920      2,175         2,250
Less -- current portion...................      (208)      (247)         (444)
                                               -----     ------        ------
                                               $ 712     $1,928        $1,806
                                               =====     ======        ======

        (a) This promissory note, which is payable to the Chairman of the Company, was entered into during fiscal year 1997, in the amount of $300,000 and is payable upon demand and accrues interest at the base rate minus 1/2%.

        (b) The Company has a credit facility with Fleet Bank consisting of a term loan facility of $2,500,000 and a revolving working capital line of credit of $10,000,000. At June 1, 1996 and May 31, 1997, borrowings of $920,000 and $712,000, respectively, were outstanding under the term loan facility, which expires on October 1, 2000. These borrowings bear interest at a fixed rate of 6.98%. Under the terms of this facility, the Company covenants that, among other things, it will maintain certain levels of tangible net worth. An additional $1,250,000 is available to the Company under the term loan facility for a seven-year term, at a fixed rate of interest to be determined at the time of the related closing. The revolving $10,000,000 working capital line of credit expires on December 1, 1998 and bears interest at the bank's base rate with an option to convert to a LIBOR rate. Borrowings under this facility are limited by a collateral formula based on levels of accounts receivable and inventories. At June 1, 1996 and May 31, 1997, there were no borrowings outstanding under this line of credit, however, the Company did maintain standby letters of credit in conjunction with its workers' compensation insurance plan, in the amount of approximately $165,000 and $100,000, respectively. Both the term loan and the working capital line of credit are collateralized by accounts receivable, inventories and certain personal property.

        (c) On December 15, 1996, the Company redeemed all the outstanding shares of its 6% preferred stock in exchange for an initial $58,000 payment and a $1,424,000 promissory note (the "Note"). The Note, issued to a related party, bears interest at a fixed rate of 7 1/2% and matures in 2006. The Note is uncollateralized and subordinate to the prior payment in full of any institutional indebtedness. Interest, in the amount of approximately $49,000, had been paid as of May 31, 1997.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

     Maturities of long-term debt at May 31, 1997 for the succeeding five fiscal years and thereafter are as follows:

                                             ($ IN
                                           THOUSANDS)
  1998................................       $  247
  1999................................          208
  2000................................          208
  2001................................           88
  2002................................           --
  Thereafter..........................        1,424
                                             ------
                                             $2,175
                                             ======

NOTE 5 -- INCOME TAXES

     The provision for income taxes comprised the following:

                                        JUNE 3,   JUNE 1,   MAY 31,   DECEMBER 28,   DECEMBER 26,
                                         1995      1996      1997         1996           1997
                                        -------   -------   -------   ------------   ------------
                                                                              (UNAUDITED)
                                                            ($ IN THOUSANDS)
         Currently payable:
           Federal...................   $  867    $1,597     $666         $ 75           $ 85
           State.....................      168       648      246           26             29
                                        ------    ------     ----         ----           ----
                                         1,035     2,245      912          101            114
                                        ------    ------     ----         ----           ----
         Deferred:
           Federal...................      278        94       15           --             --
           State.....................       36        31        5           --             --
                                        ------    ------     ----         ----           ----
                                           314       125       20           --             --
                                        ------    ------     ----         ----           ----
                                        $1,349    $2,370     $932         $101           $114
                                        ======    ======     ====         ====           ====

     Deferred taxes comprised the following:

                                                              JUNE 1,    MAY 31,    DECEMBER 26,
                                                               1996       1997          1997
                                                              -------    -------    ------------
                                                                                    (UNAUDITED)
                                                                       ($ IN THOUSANDS)
         Deferred tax assets..............................     $ 354      $ 272        $ 272
         Deferred tax liabilities.........................      (636)      (575)        (575)
                                                               -----      -----        -----
                                                               $(282)     $(303)       $(303)
                                                               =====      =====        =====

     The principal temporary differences that give rise to deferred tax assets and liabilities are related to inventory capitalization adjustments, miscellaneous reserves, and the use of accelerated methods of depreciation.

     The difference between the actual tax provision and the amounts obtained by applying the statutory U.S. Federal income rate of 34% to income before taxes is primarily attributable to state income taxes.

                    AEROSPACE METALS, INC. AND SUBSIDIARIES

            YEARS ENDED JUNE 3, 1995, JUNE 1, 1996 AND MAY 31, 1997
   AND (UNAUDITED) SEVEN MONTHS ENDED DECEMBER 28, 1996 AND DECEMBER 26, 1997

NOTE 6 -- CONTINGENT LIABILITY

     The Company has been named, together with other parties, in certain claims by the U.S. Environmental Protection Agency (the "EPA"), as a potentially responsible party ("PRP"), with respect to alleged liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), relating to cleanup costs at certain sites not owned or operated by the Company.

     The Company's counsel has indicated that it was not possible at this time to provide an opinion as to the potential liability, if any, with respect to any of the aforementioned CERCLA claims. In the opinion of management, ultimate resolution of these claims will not have a material impact on the financial position of the Company.

NOTE 7 -- SUBSEQUENT EVENT

     On January 20, 1998, Metal Management, Inc. ("MTLM") purchased certain of the Company's assets and assumed certain of its liabilities. In connection with this transaction, approximately $2 million of the purchase price is being held in escrow to cover the anticipated costs of remediating the Company's property, in accordance with a remediation workplan approved by MTLM. Currently, a subsidiary of MTLM is leasing the property under a ten year lease with an option to purchase the property after four years. Management believes that the escrowed funds will be sufficient to cover the remediation costs contemplated by the remediation workplan.

ITEM 7(B) PRO FORMA FINANCIAL INFORMATION

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed balance sheet of the Company gives effect to the acquisition of Aerospace and other transactions as if such transactions had occurred on December 31, 1997. The following unaudited pro forma combined condensed other statements of operations of the Company give effect to the Completed Acquisitions (defined below) and certain transactions as if such transactions had occurred on April 1, 1996.

     The unaudited pro forma combined condensed statements of operations do not reflect the operating results from discontinued operations. The discontinued operations include (1) the Spectra*Star printer and consumables business, which was sold during the first quarter of fiscal 1997 and (2) the Video Show business and its related product lines, which were sold during the third quarter of fiscal 1997.

     The following acquisitions (the "Completed Acquisitions") are presented in the Company's historical condensed consolidated statements of operations from the effective date of each acquisition. The effective date of each Completed Acquisition is as follows:

                        ACQUISITION                           EFFECTIVE DATE
                        -----------                           --------------
MacLeod Companies...........................................      1/1/97
HouTex......................................................      1/7/97
Reserve Iron & Metal........................................      5/1/97
Isaac Group.................................................     6/23/97
Proler Southwest............................................      9/1/97
Cozzi Iron & Metal..........................................     12/1/97
Aerospace...................................................     1/20/98

     The accompanying unaudited pro forma condensed combined financial statements have been derived from:

     a. The Company's unaudited consolidated condensed balance sheet as of December 31, 1997, audited consolidated statement of operations for the year ended March 31, 1997 and unaudited consolidated condensed statements of operations for the nine months ended December 31, 1996 and 1997;

     b. The MacLeod Companies' audited consolidated statement of operations for the year ended June 30, 1996 and unaudited consolidated statements of operations for the three months ended June 30, 1996 and the six months ended December 31, 1996;

     c. HouTex's audited consolidated statement of operations for the nine months ended June 30, 1996 and unaudited consolidated statements of operations for the six months ended March 31, 1996 and the three months ended December 31, 1996;

     d. Reserve Iron & Metal's audited statement of income for the year ended December 31, 1996 and unaudited statements of income for the three months ended March 31, 1996 and four months ended April 30, 1997;

     e. The audited statement of operations for the year ended December 31, 1996 and the unaudited statements of operations for the three months ended March 31, 1996 and 1997 and the periods ended June 30, 1996 and June 23, 1997 of The Isaac Corporation and Ferrex Trading Corporation;

                                  (UNAUDITED)

     f. Proler Southwest's audited combined statement of operations for the year ended December 31, 1996 and unaudited combined statements of operations for the three months ended March 31, 1996 and 1997 and the eight months ended August 31, 1996 and 1997;

     g. Cozzi Iron & Metal's audited consolidated statement of operations for the year ended December 31, 1996 and unaudited consolidated statements of operations for the three months ended March 31, 1996 and 1997 and the eleven months ended November 30, 1997;

     h. Aerospace's unaudited consolidated balance sheet as of December 26, 1997, audited consolidated statement of income and retained earnings for the year ended June 1, 1996 and May 31, 1997 and unaudited consolidated statements of income and retained earnings for the ten months ended March 29, 1996 and 1997 and the seven months ended December 28, 1996 and December 26, 1997.

     The excess of the acquisition cost over the fair value (as estimated by the Company) of the net assets acquired from Aerospace has been allocated to goodwill. The Company considers all intangible assets in the allocation of purchase price. Such allocation of the purchase price may change upon the final determination of the fair value of assets acquired (including other intangibles) and liabilities assumed.

     Certain amounts presented in the historical financial statements of the Completed Acquisitions have been reclassified in the pro forma presentation to conform to the Company's operating statement presentation.

     The unaudited pro forma combined condensed financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations which would have been realized had the transactions reflected therein been consummated as of the date or during the periods for which the unaudited pro forma combined condensed financial statements are presented or for any future period or date.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                MTLM     AEROSPACE     PRO FORMA        PRO FORMA
                                              12/31/97   12/26/97    ADJUSTMENTS(1)     COMBINED
                                              --------   ---------   --------------     ---------
                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................  $ 30,134    $ 5,762       $(14,411)(2)    $  8,123
                                                                          (5,762)(5)
                                                                         (20,900)(11)
                                                                          13,300(13)
  Accounts receivable, net..................    85,900      5,620             90(5)       91,610
  Inventories...............................    43,350      8,332          3,226(7)       54,908
  Other current assets......................     6,352        961           (251)(5)       7,062
                                              --------    -------       --------        --------
          Total current assets..............   165,736     20,675        (24,708)        161,703
Property and equipment, net.................    94,532      4,144          1,926(8)       98,876
                                                                          (1,726)(9)
Goodwill and other intangibles..............   166,619        224          2,763(6)      169,382
                                                                            (224)(5)
Other assets................................    10,027        147           (147)(5)      10,027
                                              --------    -------       --------        --------
          Total Assets......................  $436,914    $25,190       $(22,116)       $439,988
                                              ========    =======       ========        ========
LIABILITIES AND EQUITY
Current liabilities:
  Operating lines of credit.................  $  7,610    $     0       $ (7,610)(14)   $      0
  Accounts payable..........................    53,823      4,887             74(4)       58,784
  Other accrued liabilities.................    14,272        334            109(5)       14,618
                                                                             (97)(12)
  Current portion of debt...................    29,748        444           (444)(5)           0
                                                                         (20,900)(11)
                                                                          (1,542)(12)
                                                                          13,300(13)
                                                                         (20,606)(14)
                                              --------    -------       --------        --------
     Total current liabilities..............   105,453      5,665        (37,716)         73,402
Long term debt, less current................    96,272      1,806         (1,806)(5)     124,488
                                                                          28,216(14)
Deferred taxes..............................    11,534        513           (513)(5)      11,534
Other liabilities...........................       836        220           (220)(5)         836
                                              --------    -------       --------        --------
          Total Liabilities.................   214,095      8,204        (12,039)        210,260
                                              --------    -------       --------        --------
Stockholders equity:
  Convertible preferred stock -- Series A...    24,217          0              0          24,217
  Convertible preferred stock -- Series B...    19,063          0              0          19,063
  Common stock, warrants and additional paid
     in capital.............................   210,352        527          5,270(3)      217,261
                                                                            (527)(10)
                                                                           1,639(12)
  Retained earnings (accumulated deficit)...   (30,813)    16,459        (16,459)(10)    (30,813)
                                              --------    -------       --------        --------
     Total stockholders equity..............   222,819     16,986        (10,077)        229,728
                                              --------    -------       --------        --------
          Total Liabilities and Stockholders
            Equity..........................  $436,914    $25,190       $(22,116)       $439,988
                                              ========    =======       ========        ========

       See notes to unaudited pro forma combined condensed balance sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     Items 1-10 represent pro forma adjustments to the Company's combined balance sheet as of December 31, 1997 giving effect to the acquisition of Aerospace using the purchase method of accounting.

 1. The estimated purchase consideration is comprised of the following ($ in 000's):

                                                              AEROSPACE
                                                              ---------
Shares of MTLM restricted common stock issued...............   402,893
Cash payment................................................  $ 14,411
Value of restricted common stock issued.....................     5,270
Cash payment for transaction costs..........................       210
                                                              --------
          Total estimated consideration.....................  $ 19,891
                                                              ========

    The estimated purchase consideration will be allocated for pro forma purposes as follows (in 000's):

                                                              AEROSPACE
                                                              ---------
Current assets..............................................   $17,978
Noncurrent assets...........................................     4,344
Current liabilities.........................................    (5,330)
Long term debt/other liabilities............................         0
Goodwill....................................................     2,899
                                                               -------
                                                               $19,891
                                                               =======

    The above allocation of the estimated consideration is preliminary and may change upon final determination of the fair value of assets acquired and liabilities assumed. Goodwill is being amortized over 40 years.

 2. Reflects the cash consideration paid to the former shareholder of Aerospace in partial consideration for substantially all of the assets of Aerospace.

 3. Reflects the issuance of 402,893 shares of restricted common stock at $13.08 per share issued to the sole shareholder of Aerospace in partial consideration for substantially all of the assets of Aerospace.

 4. Reflects estimated transaction costs remaining to be incurred for Aerospace (in 000's):

Estimated transaction costs.................................  $210
Incurred through December 31, 1997..........................   136
                                                              ----
          Remaining costs to be paid........................  $ 74
                                                              ====

    The remaining costs to be incurred is presented as an increase in accounts payable.

 5. Reflects the elimination of assets and liabilities which were not purchased or assumed from Aerospace.

 6. Reflects the goodwill, net of transaction costs already capitalized, related to the acquisition of Aerospace.

 7. Reflects the adjustment of LIFO inventory to a FIFO basis to conform to MTLM's accounting policy for inventory valuation.

                          NOTES TO UNAUDITED PRO FORMA
                COMBINED CONDENSED BALANCE SHEET -- (CONTINUED)

 8. Reflects the write-up of fixed assets to fair market value (in 000's):

Fair market value...........................................  $4,344
Book value..................................................   2,418
                                                              ------
          Write-up of fixed assets..........................  $1,926
                                                              ======

 9. Reflects the elimination of real property of Aerospace which was not purchased by the Company.

10. Reflects the elimination of the equity accounts of Aerospace.

     Items 11-14 represent pro forma adjustments to the Company's combined balance sheet for other transactions completed by the Company subsequent to December 31, 1997 assuming these transactions occurred on December 31, 1997.

11. On January 7, 1998, the Company repaid a $8.1 million short-term loan issued to the former shareholders of Proler Southwest, Inc. On February 13, 1998, the Company repaid $12.8 million of short-term loans issued to the former shareholders of Isaac. Presented as a $20.9 million decrease to cash and current portion of debt.

12. On January 14, 1998, the former shareholders of Reserve converted a $1,541,660 note payable and accrued interest of $97,124 into 182,087 shares of common stock. Presented as a $1,541,660 reduction in current portion of debt, a $97,124 reduction in accrued expenses and a $1,638,784 increase in equity.

13. On February 12, 1998, the Company drew $13.3 million from two lines of credit at an interest rate of prime rate plus 50 basis points. Presented as a $13.3 million increase in cash and current portion of debt.

14. On March 31, 1998, the Company entered into a Senior Credit facility, with a three year term, which refinanced substantially all of the Company's existing debt. Pro forma adjustment reflects reclassification of current portion of debt to long-term portion of debt.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                       THE COMPANY    RESERVE       ISAAC
                                                       NINE MONTHS   ONE MONTH   TWELVE WEEKS
                                                          ENDED        ENDED        ENDED
                                                        12/31/97      4/30/97      6/23/97
                                                       -----------   ---------   ------------
Net sales............................................  $  283,353     $9,304       $46,039
Cost of sales........................................     255,579      8,448        44,628
                                                       ----------     ------       -------
Gross profit.........................................      27,774        856         1,411
Expenses:
  General and administrative.........................      14,610        489         3,392
  Depreciation and amortization......................       6,712        186           361
  Non-recurring expenses.............................      33,710
                                                       ----------     ------       -------
Operating income (loss) from continuing operations...     (27,258)       181        (2,342)
Interest expense.....................................      (6,166)      (226)         (677)
Income (loss) from joint-ventures....................         195         38
Other income, net....................................         562          0            44
                                                       ----------     ------       -------
Income (loss) from continuing operations before
  income taxes.......................................     (32,667)        (7)       (2,975)
Provision (benefit) for income tax...................      (3,165)         0             0
                                                       ----------     ------       -------
Net income (loss) from continuing operations.........     (29,502)        (7)       (2,975)
Accretion of preferred stock to redemption value.....          57
Preferred stock dividends............................         895
Non-cash dividend....................................       5,592
                                                       ----------     ------       -------
Net income (loss) from continuing operations
  applicable to common stock.........................  $  (36,046)    $   (7)      $(2,975)
                                                       ==========     ======       =======
Net income (loss) from continuing operations per
  common share.......................................  $    (2.25)       n/a           n/a
Weighted average shares outstanding..................  16,032,000        n/a           n/a

  See notes to unaudited pro forma combined condensed statement of operations.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 PRO FORMA
      PROLER         COZZI        AEROSPACE                      COMBINED
    FIVE MONTHS   EIGHT MONTHS   NINE MONTHS                    NINE MONTHS
       ENDED         ENDED          ENDED       PRO FORMA          ENDED
      8/31/97       11/30/97      12/26/97     ADJUSTMENTS       12/31/97
    -----------   ------------   -----------   -----------      -----------
      $13,477       $173,813       $41,109     $        0       $  567,095
       11,123        162,100        35,966            112(1)       518,159
                                                      203(2)
      -------       --------       -------     ----------       ----------
        2,354         11,713         5,143           (315)          48,936
        1,872          5,878         2,861         (1,133)(3)       27,969
          144          1,871           444          1,870(4)        11,179
                                                   (2,425)(4)
                                                      264(5)
                                                      (53)(6)
                                                    1,752(7)
                                                       53(8)
                                                                    33,710
      -------       --------       -------     ----------       ----------
          338          3,964         1,838           (643)         (23,922)
          (34)        (2,832)         (132)            93(9)        (9,853)
                                                    1,308(10)
                                                     (426)(11)
                                                     (761)(12)
                        (739)                                         (506)
          133            477           172                           1,388
      -------       --------       -------     ----------       ----------
          437            870         1,878           (429)         (32,893)
          216            514           780           (685)(13)      (2,340)
      -------       --------       -------     ----------       ----------
          221            356         1,098            256          (30,553)
                                                                        57
                                                                     6,487
      -------       --------       -------     ----------       ----------
      $   221       $    356       $ 1,098     $      256       $  (37,097)
      =======       ========       =======     ==========       ==========
          n/a            n/a           n/a                      $    (1.23)
          n/a            n/a           n/a     12,420,429(14)   30,115,455
                                                  261,957(15)
                                                1,401,069(16)

  See notes to unaudited pro forma combined condensed statement of operations.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  AUDITED       MACLEOD         HOUTEX         RESERVE          ISAAC          PROLER
                                THE COMPANY   NINE MONTHS    NINE MONTHS    TWELVE MONTHS   TWELVE MONTHS   TWELVE MONTHS
                                FISCAL YEAR      ENDED          ENDED           ENDED           ENDED           ENDED
                                 MARCH 31,    DECEMBER 31,   DECEMBER 31,     MARCH 31,       MARCH 31,       MARCH 31,
                                   1997           1996           1996           1997            1997            1997
                                -----------   ------------   ------------   -------------   -------------   -------------
Net sales.....................   $  65,196      $22,867        $15,658        $119,579        $176,065         $30,709
Cost of sales.................      58,324       23,024         11,400         110,255         162,157          25,365
                                 ---------      -------        -------        --------        --------         -------
  Gross profit................       6,872         (157)         4,258           9,324          13,908           5,344
Expenses:
  General and
    administrative............       6,174        1,083          4,141           5,035           7,756           5,546
  Depreciation and
    amortization..............       2,282          164            209           2,249           1,738             360
                                 ---------      -------        -------        --------        --------         -------
Operating income (loss) from
  continuing operations.......      (1,584)      (1,404)           (92)          2,040           4,414            (562)
Interest expense..............      (1,449)         (81)          (378)         (2,330)           (763)            (88)
Income (loss) from joint
  ventures....................                                                     468
Other income, net.............         181          378             45             152             465             479
                                 ---------      -------        -------        --------        --------         -------
Income (loss) from continuing
  operations before income
  taxes.......................      (2,852)      (1,107)          (425)            330           4,116            (171)
Provision (benefit) for income
  tax.........................        (842)        (319)          (124)              0               0             (58)
                                 ---------      -------        -------        --------        --------         -------
Net income (loss) from
  continuing operations
  applicable to common
  stock.......................   $  (2,010)     $  (788)       $  (301)       $    330        $  4,116         $  (113)
                                 =========      =======        =======        ========        ========         =======
Net income (loss) from
  continuing operations per
  common share................   $   (0.22)         n/a            n/a             n/a             n/a             n/a
Weighted average shares
  outstanding.................   9,106,000          n/a            n/a             n/a             n/a             n/a

  See notes to unaudited pro forma combined condensed statement of operations.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

         COZZI         AEROSPACE                     PRO FORMA
     TWELVE MONTHS   TWELVE MONTHS                 TWELVE MONTHS
         ENDED           ENDED                         ENDED
       MARCH 31,       MARCH 31,      PRO FORMA      MARCH 31,
         1997            1997        ADJUSTMENTS       1997
     -------------   -------------   -----------   -------------
       $216,851         $50,112      $        0     $  697,037
        201,601          44,261          (1,494)(1)     635,163
                                            270(2)
       --------         -------      ----------     ----------
         15,250           5,851           1,224         61,874
          7,608           3,526          (7,596)(3)      33,273
          2,454             565           5,410(4)      14,281
                                         (6,264)(4)
                                          1,003(5)
                                           (183)(6)
                                          4,065(7)
                                            229(8)
       --------         -------      ----------     ----------
          5,188           1,760           4,560         14,320
         (2,879)           (111)             46(9)     (11,112)
                                            281(10)
                                         (1,780)(11)
                                         (1,580)(12)
           (910)                                          (442)
            838             224                          2,762
       --------         -------      ----------     ----------
          2,237           1,873           1,527          5,528
            986             794           3,986(13)       4,423
       --------         -------      ----------     ----------
       $  1,251         $ 1,079      $   (2,459)    $    1,105
       ========         =======      ==========     ==========
            n/a             n/a                     $     0.04
            n/a             n/a      17,362,392(14)  30,366,531
                                      2,025,000(15)
                                      1,470,588(16)
                                        402,551(17)

  See notes to unaudited pro forma combined condensed statement of operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

     The following reflects pro forma adjustments to the Company's statements of operations giving effect to the Completed Acquisitions and other transactions as if these transactions had occurred on April 1, 1997.

 1. Reflects the adjustment of LIFO cost of goods sold for Isaac, Cozzi and Aerospace to conform to the Company's accounting policy for inventory valuation. Adjustment is through the effective dates for the Isaac and Cozzi acquisition (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
Isaac...............................................       $(206)         $  (112)
Cozzi...............................................         (20)            (993)
Aerospace...........................................         338             (389)
                                                           -----          -------
          Total.....................................       $ 112          $(1,494)
                                                           =====          =======

 2. The Company did not purchase the real estate where the operations of Aerospace are conducted. The Company entered into a 10 year lease agreement requiring annual lease payments of $150,000 for the first two years of the lease. The annual lease payments will increase to $300,000 for the remaining term. The pro forma adjustment reflects the straight-line lease expense for the period.

 3. Reflects the reduction in compensation expense for the former shareholders of the Completed Acquisitions Companies who have signed new employment agreements with the Company. The pro forma adjustment is reflected for the period up to the effective date for each respective acquisition (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
Isaac...............................................       $  173         $2,859
MacLeod.............................................          n/a            132
HouTex..............................................          n/a            188
Proler..............................................          271          3,134
Cozzi...............................................           25            542
Aerospace...........................................          664            741
                                                           ------         ------
          Total.....................................       $1,133         $7,596
                                                           ======         ======

 4. Reserve, Isaac and Cozzi recorded depreciation expense based on accelerated depreciation methods. The Company calculates depreciation expense using the straight line method. Reflects the reversal of depreciation expense recognized based on the accelerated method and the recognition of depreciation expense based on the straight-line method. Depreciation expense is calculated based on the fair market value of the fixed assets acquired using an average useful life of 30 years for buildings and improvements, 7 to 19 years for operating

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

    machinery and equipment and 5 years for office equipment. The pro forma adjustment is reflected for the period up to the effective date for each respective acquisition (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
   REVERSAL OF ACCELERATED DEPRECIATION EXPENSE:            1997           1997
   ---------------------------------------------        ------------    -----------
Reserve.............................................       $  177         $2,139
Cozzi...............................................        1,888          2,386
Isaac...............................................          360          1,739
                                                           ------         ------
          Total.....................................       $2,425         $6,264
                                                           ======         ======

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
        STRAIGHT-LINE DEPRECIATION EXPENSE:                 1997           1997
        -----------------------------------             ------------    -----------
Reserve.............................................       $  129         $1,545
Cozzi...............................................        1,298          1,947
Isaac...............................................          443          1,918
                                                           ------         ------
          Total.....................................       $1,870         $5,410
                                                           ======         ======

 5. MacLeod, Houtex, Proler and Aerospace used the straight line method for recording depreciation expense. Reflects additional depreciation expense on the write-up of the fixed assets to fair market value. Incremental depreciation expense was computed assuming an average useful life of 30 years for buildings and improvements and 7 years for machinery and equipment. Also, the Company did not purchase the real estate where Aerospace's operations are located. Therefore, historical depreciation expense on the real estate is eliminated. Pro forma adjustment is reflected for the period up to the effective date for each respective acquisition (in 000's).

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
         INCREMENTAL DEPRECIATION EXPENSE:                  1997           1997
         ---------------------------------              ------------    -----------
MacLeod.............................................         n/a          $  175
HouTex..............................................         n/a             328
Aerospace...........................................         206             275
Aerospace real estate...............................         (98)           (149)
Proler..............................................         156             374
                                                            ----          ------
          Total.....................................        $264          $1,003
                                                            ====          ======

 6. Reflects the elimination of existing goodwill amortization for Reserve and Cozzi. Pro forma adjustment is reflected for the period up to the effective date of each respective acquisition.

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
Reserve.............................................        $ 9            $110
Cozzi...............................................         44              73
                                                            ---            ----
          Total.....................................        $53            $183
                                                            ===            ====

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

 7. Reflects goodwill amortization associated with the acquisition of each respective company. Pro forma adjustments are reflected for the period up to the effective date of each respective acquisition (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
MacLeod.............................................          n/a         $  102
HouTex..............................................          n/a            131
Reserve.............................................           15            180
Isaac...............................................          280          1,212
Proler..............................................          292            702
Cozzi...............................................        1,111          1,666
Aerospace...........................................           54             72
                                                           ------         ------
          Total.....................................       $1,752         $4,065
                                                           ======         ======

 8. Reflects amortization expense on the $1.8 million non-compete intangible asset created from the acquisition of Isaac. The non-compete intangible asset is being amortized over 8 years which represents the term of the non-compete agreement. Pro forma adjustment represents estimated amortization for periods prior to the effective date of the Isaac acquisition.

 9. Pro forma adjustment reflects elimination of interest expense recognized by Aerospace on a preferred stock redemption and shareholder loan which were not assumed liabilities.

10. Reflects the reversal of interest expense recognized on notes payable which have been repaid or converted into common stock by the Company. These notes were issued as purchase consideration to the selling shareholders of the Acquired Companies (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
MacLeod.............................................       $  119          $189
HouTex..............................................           48            92
Reserve.............................................           94             0
Isaac...............................................          799             0
Proler..............................................          248             0
                                                           ------          ----
          Total.....................................       $1,308          $281
                                                           ======          ====

11. Reflects interest expense on outstanding notes payable issued in connection with the following acquisitions (in 000's):

                                                          9 MONTHS      FISCAL YEAR
                                                           ENDED           ENDED
                                                        DECEMBER 31,     MARCH 31,
                                                            1997           1997
                                                        ------------    -----------
MacLeod.............................................        $ 43          $  255
Isaac...............................................         313           1,357
Proler..............................................          70             168
                                                            ----          ------
          Total.....................................        $426          $1,780
                                                            ====          ======

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                    STATEMENTS OF OPERATIONS -- (CONTINUED)

12. The Company completed the following debt transactions with commercial banks:

    (a) In May 1997, the Company obtained a $4.5 million revolving and term loan at the prime rate of interest.

    (b) In August 1997, the Company repaid a $6.5 million term loan.

    (c) In February 1998, the Company drew down $13.3 million from two lines of credit at the prime rate of interest 6 50 basis points. Pro forma adjustment represents recognition of interest expense for the period up to the date of loans and reversal of interest expense recognized on the repaid loan (in 000's):

                                                     NINE MONTHS    FISCAL YEAR
                                                        ENDED          ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                         1997           1997
                                                     ------------   -----------
  $4.5 million loan................................     $  64          $  383
  $6.5 million loan................................      (201)              0
  $13.3 million loan...............................       898           1,197
                                                        -----          ------
          Total....................................     $ 761          $1,580
                                                        =====          ======

13. Adjustment to income tax provision to reflect income taxes on Reserve, Isaac and deductible pro forma adjustments. Income taxes were calculated at a statutory rate of 40%.

14. Reflects the pro forma adjustment to weighted shares outstanding to reflect the incremental shares issued with each respective acquisition and the conversion of debt to stock as if the transactions had occurred on April 1, 1996:

                                                     NINE MONTHS    FISCAL YEAR
                                                        ENDED          ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                         1997           1997
                                                     ------------   -----------
MacLeod............................................          n/a        546,223
HouTex.............................................          n/a        365,865
Isaac..............................................      586,390      1,942,857
Proler.............................................      941,818      1,750,000
Cozzi..............................................   10,203,624     11,499,986
Aerospace..........................................      402,893        402,893
Debt Conversion and warrant exercise...............      285,704        854,568
                                                      ----------     ----------
                                                      12,420,429     17,362,392
                                                      ==========     ==========

15. In April and May 1997, the Company completed a private offering of 2,025,000 shares of common stock at $7.25 per share. Adjustment represents the incremental shares for each period.

16. On December 18, 1997, the Company completed a private offering of 1,470,588 shares of common stock to Samstock, L.L.C. The Company received proceeds of approximately $25.0 million. Adjustment represents the incremental shares for each period.

17. Reflects the dilutive effect of outstanding options and warrants for the fiscal year ended March 31, 1997. Dilutive options on warrants were not considered for the nine months ended December 31, 1997 as their effect would have been anti-dilutive.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          METAL MANAGEMENT, INC.

                                          By:    /s/ DAVID A. CARPENTER
                                            ------------------------------------
                                            David A. Carpenter
                                            Vice-President and General Counsel
Dated: May 1, 1998